FORM 8-A

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

            PURSUANT TO SECTION 12(b) OR (g) OF THE

                SECURITIES EXCHANGE ACT OF 1934



                 WALLSTREET RACING STABLES, INC.
______________________________________________________________________________
     (Exact name of registrant as specified in its charter)


            COLORADO                                  84-1313024
______________________________________________________________________________
(State of incorporation or organization)  (I.R.S. Employer Identification No.)


5525 ERINDALE DRIVE, SUITE 201, COLORADO SPRINGS, COLORADO           80918
______________________________________________________________________________
(Address of principal executive offices)                           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on which
     to be so registered                     each class is to be registered

           None                                       None
     ___________________                     ______________________________
     ___________________                     ______________________________
     ___________________                     ______________________________


If this form relates to the registration of a class of securities pursuant to 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates _________________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:



               Common Shares, $.001 par value per share
______________________________________________________________________________
                          (Title of class)


Item 1.   Description of Registrant's Securities to be Registered.

          The authorized capital of Wallstreet Racing Stables, Inc. ("Company") consists of 20,000,000 shares, of which 5,000,000 are Preferred Stock, par value $.01 per share, and 15,000,000 shares are Common Stock, par value $.001 per share.

          Common Stock.
          _____________

               This Registration Statement relates to the Common Stock of the Company, par value $.001 per share. The Articles of Incorporation of the Company, as amended, authorize the issuance of a maximum of 15,000,000 shares of Common Stock.

               Each share of Common Stock is entitled to one vote in all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Certificate of Incorporation of the Company prohibits cumulative voting in the election of directors. Directors may be elected by a plurality of shares cast at any shareholders' meeting. All other actions requiring a vote of the shareholders require a majority of the votes cast at the meeting under the Company's Articles of Incorporation. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock will be entitled to receive, on a prorata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of Preferred Stock of the Company.

               As of the date of filing this Registration
          Statement, the Company had outstanding an aggregate of 697,000 shares of Common Stock.

          Possible Restrictions on Common Stock.
          ______________________________________

               Under regulations adopted by various state thoroughbred horse racing commissions, persons who acquire substantial amounts of a corporation licensee's stock (generally ranging from four to ten percent) must themselves be licensed by the racing commission. The process of licensing involves filing an application with the racing commission, payment of a small fee and a background investigation, including financial condition and criminal history. In order to accommodate the possibility that one or more purchasers of Company
          Stock may not qualify as licensees, the Company's Articles of Incorporation have been amended to provide that the Company may repurchase any stock of an investor who fails to qualify as a licensee when required. The Amendment provides, in pertinent part, that the investor will sell, and the Company will purchase, any Common Share of such person or entity for a purchase price equal to the current market price of the securities within thirty days of written request by the Company. Stop transfer instructions will be placed with the Company's transfer agent for Common Shares owned by any investor who refuses to comply with such provision.
                The restrictions noted in the foregoing paragraph will be contained in a legend on each certificate issued by the Company.

          Preferred Stock.
          ________________

               The Articles of Incorporation of the Company authorize the issuance of a maximum of 5,000,000 shares of Preferred Stock, par value $.01 per share. This
          Registration Statement does not cover any of the Preferred Stock.

               The Articles of Incorporation vests the Board of Directors of the Company with the authority to divide the class of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect of, among other things, (a) the number of shares of Preferred Stock to constitute such series and the distinctive designation thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue; (c) whether the Preferred Stock may be redeemed, and if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preference payable on Preferred Stock in the event of any voluntary or involuntary liquidation;
          (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (f) the terms and conditions by which the Preferred Stock may be converted, if the Preferred Stock of any series is issued with the privilege of conversation; and (g) voting rights, if any.

               As of the date of filing this Registration
          Statement, there are no shares of Preferred Stock outstanding.

Item 2.   Exhibits.

          The following Exhibits are filed or incorporated in this Registration Statement:

          Exhibit No.
          ___________

          1.1 * Articles of Incorporation of the Company as filed with the Colorado Secretary of State on July 19, 1995.

          1.2 * Articles of Amendment to the Articles of Incorporation of the Company as filed September 18, 1995 with the Secretary of State of Colorado.

          1.3 *   Specimen Certificate for Common Stock, $.001 par value
                  per share.
          _____________________


               * Incorporated herein by reference to the Registration Statement on Form SB-2, Commission File No. 333-29859.


                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   WALLSTREET RACING STABLES, INC.





Date: 2/19/98                      By: /s/ Raymond E. McElhaney
     _________                     _____________________________
                                   Raymond E. McElhaney,
                                   President and Chief Executive Officer